Exhibit 99.1
STANDARD OFFICE LEASE
     This Standard Office Lease (“Lease”) is made and entered into as of the 3rd day of September, 2009, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”), and MOVE SALES, INC., a Delaware corporation (“Tenant”).
     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as Suite No. 1000, as designated on the plan attached hereto and incorporated herein as Exhibit “A” (“Premises”), and located on the first (1st) and second (2nd) floors of the approximately 137,762 rentable square foot building (“Building”) in the project (“Project”) now known as Westlake North Business Park whose address is 30700 Russell Ranch Road, Westlake Village, CA 91362 for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

A. Term:	Seven (7) years.

Commencement Date:	August 1, 2009.

Expiration Date:	July 31, 2016.

B. Square Footage:	76,048 rentable (75,889 usable) square feet.

C. Basic Rental:

Period During	Annual	Monthly	Monthly Basic Rental
Term**	Basic Rental	Basic Rental	Per Rentable Square Foot
8/1/09 – 4/30/10*	$ N/A	$185,557.12	$2.44
5/1/10 – 4/30/11*	$1,962,038.40	$163,503.20	$2.15
5/1/11 – 4/30/12*	$2,016,792.90	$168,066.08	$2.21
5/1/12 – 4/30/13	$2,080,673.20	$173,389.44	$2.28
5/1/13 – 4/30/14	$2,144,553.60	$178,712.80	$2.35
5/1/14 – 4/30/15*	$2,208,433.90	$184,036.16	$2.42
5/1/15 – 4/30/16	$2,272,314.20	$189,359.52	$2.49
5/1/16 – 7/30/16	$2,345,320.30	$195,443.36	$2.57

*	Subject to abatement in accordance with Section 3(a) of this Lease.

**	Each of the periods referenced in this Article 1.C. of the Basic Lease Provisions above, shall be referred to in this Lease as a “Lease Year.”

D. Base Year:	Effective as of May 1, 2010, the Base Year shall be 2010.

E. Tenant’s Proportionate Share:	55.20% (calculated based upon the rentable square feet in the
Premises (i.e., 76,048 rsf) divided by the rentable square feet within the Building (i.e., 137,762 rsf)).

F. Security Deposit:	A security deposit of $750,000.00 shall be due and payable by
Tenant to Landlord upon Tenant’s execution of this Lease, subject to reduction as set forth in Article 4 of this Lease.

G. Permitted Use:	General office use consistent with the character of the Project as a first-class suburban office project.

H. Brokers:	CB Richard Ellis, Inc. represents Landlord and Tenant.

I. Parking Passes:	Tenant shall have the use of four (4) unreserved parking spaces for each 1,000 rentable square feet contained in the Premises, which equals three hundred four (304) unreserved spaces, upon the terms and conditions set forth in Article 23 hereof.
ARTICLE 2
TERM/PREMISES/TERMINATION OF EXISTING LEASE
     (a) Term/Commencement Letter. The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. Landlord may deliver a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof.
     (b) Square Footage of Premises/Project. For purposes of this Lease, the number of rentable square feet of the Building and the Premises are stipulated by the parties to be as set forth in Sections 1.B and 1.E above and shall not be subject to re-measurement.
     (c) Termination of Existing Lease.
          (i) Termination of Existing Lease. The parties acknowledge that Landlord currently leases to Tenant and Tenant currently, as of the date of this Lease, leases from Landlord the entire Project (the “Existing Premises”) pursuant to that certain Standard Office Lease dated March 7, 2000, by and between Westlake North Associates, LLC, a Delaware limited liability company (as predecessor in interest in the Existing Lease to Landlord) and homestore.com, Inc. a Delaware corporation (as predecessor in interest in the Existing Lease to Tenant), as amended (as so amended, the “Existing Lease”). Effective as of July 31, 2009, the Existing Lease shall terminate and shall be of no further force or effect except for those provisions of the Existing Lease which, by their terms or pursuant to the express terms and conditions of this Lease (under Sections 2(c)(iv) below and 3(f) of this Lease below), expressly survive the expiration or earlier termination of the Existing Lease.
          (ii) Surrender of a Portion of the Existing Premises. The Surrender Date shall be the earlier of (A) the date of substantial completion of the Improvements to be constructed by Tenant pursuant to the Tenant Work Letter, or (B) April 30, 2010. Tenant shall use diligent efforts to cause substantial completion of the Improvements to occur promptly. Tenant hereby agrees to vacate the portion of the Existing Premises that is not a part of the Premises that is the subject of this Lease (the “Reduction Space”) and surrender and deliver exclusive possession of the Reduction Space to Landlord on or before the Surrender Date in accordance with the provisions of the Existing Lease. If Tenant fails to so vacate and surrender and deliver exclusive possession of the Reduction Space to Landlord on or before the Surrender Date, then the holdover provisions of Section 2.6 of the Existing Lease shall apply on a prorata basis to the Reduction Space. Tenant represents and warrants to Landlord that: (A) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Existing Lease or the Existing Premises, and (B) as of the date hereof there are no, and as of the Surrender Date there shall not be any, mechanics’ liens or other liens encumbering all or any portion of the Existing Premises by virtue of any act or omission on the part of Tenant, its contractors, agents or employees.
          (iii) Return of Replacement Letter of Credit. Tenant has previously delivered to Landlord a Replacement Letter of Credit (as defined in the Existing Lease) in the amount of Two Million Six Hundred Sixty-Five Thousand Six Hundred Ninety-Four and No/100 Dollars ($2,665,694.00) (the “Existing Letter of Credit”) in connection with Tenant’s Existing Lease. Landlord shall return the Existing Letter of Credit to Tenant within two (2) business days after Landlord’s receipt of the Security Deposit for this Lease. Upon written request from Tenant,

Landlord shall also take any such action reasonably requested by Tenant, at no cost to Landlord, to terminate the Existing Letter of Credit including, without limitation, delivering a written authorization to terminate the Existing Letter of Credit to the financial institution that issued the Existing Letter of Credit.
          (iv) Relinquishment and/or Return of Restoration Deposit. In addition to the Existing Letter of Credit, Tenant has previously deposited with Landlord Four Hundred Twenty-One Thousand Eight Hundred Seventy-Two and 84/100 Dollars ($421,872.84) (the “Existing Lease Restoration Deposit”) in connection with Tenant’s Existing Lease. Notwithstanding the expiration of the Existing Lease, Landlord shall continue to hold the Restoration Deposit. Tenant hereby agrees and acknowledges that Landlord shall be entitled to retain, without liability to Tenant, and Tenant hereby relinquishes to Landlord all or a portion of the Existing Lease Restoration Deposit in the amount necessary to reimburse Landlord for the reasonable and competitive costs incurred by Landlord (as described in Section 1.2 of the Tenant Work Letter) in connection with the design and construction of the Atrium Restoration Work (as defined in Section 1 of the Tenant Work Letter) required to be performed by Landlord under this Lease. Landlord shall return the unused balance of the Existing Lease Restoration Deposit (if any) to Tenant within thirty (30) days after the substantial completion of the Atrium Restoration Work.
ARTICLE 3
RENTAL
     (a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the monthly and annual sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction except as set forth herein. Notwithstanding anything to the contrary contained herein and provided that there is then no Event of Default (as defined in Article 19 below), Landlord hereby agrees to abate Tenant’s obligation to pay monthly Basic Rental for the following periods during the initial Term of this Lease only: March 1, 2010 to July 31, 2010; May 1, 2011 to June 30, 2011; May 1, 2012 to June 30, 2012; and May 1, 2015 to June 30, 2015. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, including without limitation, Tenant’s obligation to pay Additional Monthly Rent calculated in the manner and otherwise payable in accordance with the terms and conditions as set forth in Section 3(f) below during the period from the Commencement Date through April 30, 2010.
     (b) Increase in Direct Costs. Effective as of May 1, 2010 and continuing thereafter throughout the Term of this Lease, the term “Base Year” shall mean the calendar year set forth in Article 1.D. of the Basic Lease Provisions (it being agreed however, that the terms and conditions set forth in Section 3(f) below and not the terms of this Section 3(b) and Sections 3(c) – 3(e) below shall govern Tenant’s continued obligation to pay Additional Monthly Rent to Landlord calculated in the manner and otherwise payable in accordance with the terms and conditions set forth in Section 3(f) below during the Term prior to May 1, 2010). If, in any calendar year during the Term of this Lease, the “Direct Costs” (as hereinafter defined) paid or incurred by Landlord shall be higher than the Direct Costs for the Base Year, Tenant shall pay an additional sum for each such subsequent calendar year equal to the product of the amount set forth in Article 1.E. of the Basic Lease Provisions multiplied by such increased amount of “Direct Costs”; provided, however, Tenant shall not have the obligation to pay Tenant’s Proportionate Share of Direct Costs attributable to the period from the Commencement Date to through April 30, 2011 (except as provided in Section 3(f) below). In the event either the Premises and/or the Project is expanded, then Tenant’s Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant’s Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant’s Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365). Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.

     (c) Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:
          (i) “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.” In addition, when calculating Tax Costs for the Base Year, special assessments shall only be deemed included in Tax Costs for the Base Year to the extent that such special assessments are included in Tax Costs for the applicable subsequent calendar year during the Term. If Landlord receives a refund of Tax Costs for any calendar year, Landlord shall credit against the payment of Basic Rental next due under this Lease, an amount equal to the lesser of (i) Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, or (ii) the amount of Direct Costs paid by Tenant under Section 3(d) below for such calendar year; however, if no further payments of Basic Rental are due hereunder, Landlord shall refund such amounts directly to Tenant.
     Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during the initial Term of this Lease, any sale, refinancing, or change in ownership of the Real Property is consummated, and as a result thereof, and to the extent that in connection therewith, the Real Property is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the following provisions shall apply to such Reassessment of the Real Property.
     For purposes of this Section 3(c)(i), the term “Tax Increase” shall mean that portion of the Tax Costs, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Costs, as calculated immediately following the Reassessment, which (i) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, or (ii) is attributable to the annual inflationary increase of real estate taxes permitted to be assessed annually under Proposition 13. During the initial Term of this Lease, any Tax Increase shall be excluded from Tax Costs. After the initial Term of this Lease, any Tax Increase shall be included in Tax Costs.
     The amount of Tax Costs which Tenant is not obligated to pay or will not be obligated to pay during the initial Term of this Lease in connection with a particular Reassessment pursuant to the terms of this Section 3(c)(i), shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 3(c)(i) shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the Term of this Lease, by paying to Tenant an amount equal to the Proposition 13 Purchase Price, as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the Term of this Lease, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the mid-point of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to eight percent (8%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Subsection 3(c)(i) of this Lease shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then Tenant’s Basic Rental next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Basic Rental; next due shall be increased by the amount of the overestimation.
     Tax Costs shall also exclude the following:
               (A) Any excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts);
               (B) Taxes on tenant improvements in any space in the Building based upon an assessed level in excess of the assessed level for which Tenant is individually responsible under this Lease;
               (C) Penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to, any Tax Costs, when due; and
               (D) Any increase of, or reassessment in, real property taxes and assessments resulting from major alterations, improvements, modifications or renovations to the Building or the Real Property, other than alterations, improvements, modifications or renovations which constitute capital expenditures includable in Operating Costs pursuant to Section 3(c)(ii) below.
          (ii) “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the intrabuilding cabling and wiring, adjacent walks, malls and landscaped and common areas and the parking structure, areas and facilities of the Project. Operating Costs shall include but not be limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers’ compensation, uniforms and dry cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intrabuilding cabling and wiring and the adjacent walks and landscaped areas, including janitorial, gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing; hired services; a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; accountant’s fees incurred in the preparation of rent adjustment statements; legal fees; real estate tax consulting fees; personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners’ association pertaining to the Project; capital expenditures (A) where the economies reasonably expected to be achieved each year are in excess of the reasonably expected annual amortized cost of such expenditures, or (B) that are required by government regulations, laws, or ordinances not in effect as of the Commencement Date; costs incurred for maintenance of lobby and elevator cab carpeting; the cost of all charges for electricity, gas, water and other utilities furnished to the Project, and any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager and which fee shall be equal to three percent (3%) of Basic Rental receipts for the Project per year) and license, permit and inspection fees relating to the Project. In the event, during any calendar year including the Base Year, the Project is less than ninety-five percent (95%) occupied at all times, Operating Costs shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted. Notwithstanding anything to the contrary set forth in this Article 3, when calculating Operating Costs for the Base Year, unless Operating Costs for the applicable subsequent calendar year include the applicable following items, Operating Costs shall exclude (a) increases due to extraordinary circumstances including, but not limited to, labor-related boycotts and strikes, temporary utility rate hikes, temporary utility conservation surcharges, or other surcharges, and insurance premiums resulting from terrorism coverage, catastrophic events, and (b) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years).
     Notwithstanding anything to the contrary set forth in the Lease, Operating Costs shall not include the following:
               (A) Any ground or underlying lease rental;
               (B) Bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Project;
               (C) Costs of a capital nature, including, without limitation, capital repairs, capital improvements and capital equipment, except for those permitted to be included as Operating Costs pursuant to Section 3(c)(ii) above, provided that such capital costs shall be amortized over their useful life as reasonably determined by Landlord in accordance with generally accepted accounting principles, together with interest at the actual interest rate incurred by Landlord;
               (D) Rentals for items which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded in Subsection (C) above;
               (E) Costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed;
               (F) Except as set forth in Subsection (C) above, any depreciation, amortization and interest payments;
               (G) Advertising and promotional expenditures (whether for existing tenants or in order to attract new tenants), and costs of acquisition and maintenance of signs in or on the Project identifying the owner of the Project or other tenants;
               (H) Marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with the lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;
               (I) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;
               (J) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly;
               (K) Costs incurred by Landlord due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Building;

               (L) Any costs expressly excluded from Operating Costs elsewhere in the Lease;
               (M) Management fees paid or charged by Landlord in connection with the management of the Building to the extent such management fee is in excess of three percent (3%) of Basic Rental receipts for the Project per year;
               (N) Salaries and other benefits paid to the employees of Landlord other than Building engineer;
               (O) Rent for any office space occupied by Project management personnel in excess of fair market value;
               (P) Amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the amount which would generally be expected to be the cost of such goods and/or services rendered by qualified unaffiliated third parties;
               (Q) Landlord’s general corporate overhead and general and administrative expenses;
               (R) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
               (S) Costs incurred in connection with upgrading the Project to comply with laws, rules, regulations and codes in effect prior to the Commencement Date;
               (T) Costs for services normally provided by a property manager without separate charge where Operating Costs already include a management fee (whether paid or imputed);
               (U) Costs arising from the gross negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors, or providers of materials or services;
               (V) Notwithstanding any contrary provision of the Lease, including, without limitation, any provision relating to capital expenditures, costs arising from the presence of “Hazardous Material” as that term is defined in Section 28(c) below, on or about the Project including, without limitation, Hazardous Material in the ground water or soil;
               (W) Costs arising from Landlord’s charitable or political contributions;
               (X) Costs arising from latent defects in the shell and core of the Building or any tenant improvements or repair thereof;
               (Y) Costs for acquisition of sculpture, paintings or other objects of art;
               (Z) Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Project; and
               (AA) Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs incurred in connection with any disputes between Landlord and its employees, between landlord and Project management, or between Landlord and other tenants or occupants.
     (d) Determination of Payment.
          (i) If for any calendar year ending or commencing within the Term, Tenant’s Proportionate Share of Direct Costs for such calendar year exceeds Tenant’s Proportionate Share of Direct Costs for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Sections 3(d)(ii) and (iii), below, and as Additional Rent, an amount equal to the excess (the “Excess”). Notwithstanding the foregoing or anything to the contrary contained herein, Tenant shall not have the obligation to pay Tenant’s Proportionate Share of Direct Costs attributable to the period from the Commencement Date to April 30, 2011 (except as provided in Section 3(f) below).
          (ii) Following the Base Year, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Tenant’s Proportionate Share of Direct Costs for such calendar year, which shall be based upon the Estimate, to Tenant’s Proportionate Share of Direct Costs for the Base Year. Upon request from Tenant, Landlord shall provide its reasonable explanation for material increases in the amount of the Estimate Statement as compared to the previous Estimate Statement. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from subsequently enforcing its rights to collect any Estimated Excess under this Article 3, once such Estimated Excess has been determined by Landlord. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current calendar year, Tenant shall pay, with its next installment of monthly Basic Rental due but not sooner than thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(ii)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished for the subsequent year, Tenant shall pay monthly, with the monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.
          (iii) In addition, Landlord shall give to Tenant as soon as reasonably practicable following the end of each calendar year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount, if any, of the Excess. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant as Estimated Excess are less than the actual Excess as specified on the Statement, Tenant shall pay, with its next installment of monthly Basic Rental due but not sooner than thirty (30) days after receipt of the Statement, the full amount of the Excess for such calendar year, less the amounts, if any, paid during such calendar year as Estimated Excess. If, however, the Statement indicates that amounts paid by Tenant as Estimated Excess are greater than the actual Excess as specified on the Statement, such overpayment shall be credited against Tenant’s next installments of Basic Rental. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, once such Statement has been delivered. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, if an Excess is present, Tenant shall pay to Landlord within thirty (30) days of receipt of the final determination an amount as calculated pursuant to the provisions of this Section 3(d). The provisions of this Section 3(d)(iii) shall survive the expiration or earlier termination of the Term.
          (iv) If the Building is a part of a multi-building development, those Direct Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Building and to the other buildings within such development on an equitable basis.
     (e) Audit Right. Within one (1) year after receipt of a Statement by Tenant (“Review Period”), Tenant’s employees or an independent certified public accountant (which accountant is not retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord (“Review Notice”) and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time with respect to each final Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing (“Dispute Notice”) that Tenant disputes such amounts and provided that Landlord and Tenant cannot resolve such dispute within fifteen (15) days after Landlord’s receipt of the Dispute Notice, then a certification as to the proper amount shall be made by an independent certified public accountant agreed upon by Landlord and Tenant who is a member of a nationally or regionally recognized accounting firm and who has not previously done work, or is not then working for, Landlord or Tenant or either of their affiliates. Tenant’s failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within thirty (30) days after the Review Period shall be deemed to constitute Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based including, without limitation, copies of paid invoices for Operating Costs. If such certification by the accountant proves that the Direct Costs set forth in the Statement were overstated by more than three percent (3%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord; otherwise such costs shall be paid for by Tenant. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.
     (f) Tenant’s Obligation to Pay Additional Monthly Rent. Notwithstanding anything to the contrary contained in this Lease and further notwithstanding the termination of the Existing Lease as set forth in Section 2(c) above, commencing on the Commencement Date and continuing thereafter until April 30, 2010 (the “Additional Monthly Rent Tail Period”), in addition to Tenant’s obligation to pay monthly Basic Rental hereunder, Tenant shall continue to pay to Landlord Additional Monthly Rent otherwise payable when and as required pursuant to the terms of the Sections 3.1(b) and 3.2 of the Existing Lease (which such provisions for purposes of this Section 3(f) shall expressly survive the termination of the Existing Lease until April 30, 2010). Notwithstanding the foregoing, if at anytime during the Additional Monthly Rent Tail Period Landlord enters into a lease or occupancy agreement with any third (3rd) party(ies) for space in the Project, then effective as of the date upon which such other tenant or occupant first commences to conduct business or construction is commenced in such other tenant’s or occupants’ premises in the Project, Landlord shall equitably reduce Tenant’s obligation to pay such Additional Monthly Rent on a prorata basis based upon relative rentable square footage.
     (g) Calculation Requirements. Landlord agrees that (i) except for the permitted management fee, Landlord will not collect or be entitled to collect from Tenant with respect to Operating Costs, an amount greater than Tenant’s Proportionate Share of the Operating Costs actually paid by Landlord in connection with the operation of the Building and Project, (ii) except for the permitted management fee, Landlord shall make no profit from Landlord’s collections of Operating Costs, (iii) all assessments which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Costs except in the year in which the assessment is actually paid; and (iv) Landlord shall reduce the amount of Operating Costs by any refund or discount Landlord receives in connection with any costs or expenditures previously included in Operating Costs. Further, if Landlord, in any year after the Base Year, adds any new services or substantially increases the level of existing service or adds new categories of Operating Costs which were not part of Operating Costs during the entire Base Year, then for such period of time in which such new services or increased levels of existing service or such new categories apply, Operating Costs for the Base Year shall be increased by the amount that Landlord reasonably determines it would have incurred had Landlord provided such service or substantially increased the level of such existing service or had such new category applied throughout the Base Year. If Landlord, in any year after the Base Year, discontinues any service or substantially decreases the level of any existing service, or a category of Operating Costs no longer exists, then for such period of time in which such services are discontinued or decreased, or such category no longer applies, Operating Costs for the Base Year shall be decreased by the amount that Landlord reasonably determines it incurred for such service or category throughout the Base Year. By way of example only, and not as a limitation upon the foregoing, if earthquake insurance is not carried during the Base Year but is added in a subsequent year, then for such period of time in which such earthquake insurance is maintained, Operating Costs for the Base Year shall be increased by the amount that Landlord reasonably determines it would have incurred had Landlord maintained earthquake insurance throughout the Base Year.
     (h) Form of Statements. Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Costs, such statement shall be reasonably itemized on a line item basis, showing the applicable expense for the applicable year and the Base Year.
ARTICLE 4
SECURITY DEPOSIT
     Tenant has deposited or concurrently herewith is depositing with Landlord the sum set forth in Article 1.F. of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant breaches any provision of this Lease after the giving of notice and expiration of any applicable cure period, including but not limited to the payment of rent, Landlord may use all or any part of this security deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its full amount. Tenant agrees that Landlord shall not be required to keep the security deposit in trust, segregate it or keep it separate from Landlord’s general funds, but Landlord may commingle the security deposit with its general funds and Tenant shall not be entitled to interest on such deposit. At the expiration of the Term, and provided there exists no default by Tenant hereunder, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to Tenant’s “Transferee”, as such term is defined in Article 15 below), provided that subsequent to the expiration of this Lease, Landlord may retain from said security deposit (a) any and all amounts reasonably estimated by Landlord to cover the anticipated costs to be incurred by Landlord to remove any signage provided to Tenant under this Lease, to remove cabling and other items required to be removed by Tenant under Section 29(b) below and to repair any damage caused by such removal (in which case any excess amount so retained by Landlord shall be returned to Tenant within thirty (30) days after such removal and repair), and (b) any and all amounts permitted by law or this Article 4. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 4 above, and all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon termination of this Lease under Section 1951.2 of the California Civil Code and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant. Notwithstanding anything to the contrary contained in this Article 4, in the event that as of May 1, 2011, and as of October 31, 2011 (each, a “Reduction Date”), an Event of Default does not then exist under this Lease and as of such date, Landlord has not delivered notice to Tenant under Article 19 of this Lease below that would ripen into an Event of Default after the passage of the cure period specified in Article 19 below, Landlord shall pay to Tenant, and reduce the amount of the Security Deposit by, Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) on each applicable Reduction Date. Notwithstanding anything in the foregoing to the contrary, if Landlord does not make said payment and reduce the Security Deposit as set forth in the immediately preceding sentence on the Reduction Date, but Tenant subsequently cures such Event of Default or such circumstances that may constitute a default no longer exist (as applicable) then Landlord shall make such payment to Tenant and accordingly reduce the Security Deposit on the date that such Event of Default or circumstances no longer exist.

ARTICLE 5
HOLDING OVER
     Should Tenant (or any subtenant, assignee or other party occupying the Premises by, through, under, or with the permission of Tenant), without Landlord’s written consent, hold over after termination of this Lease, Tenant shall, at Landlord’s option, become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, Basic Rental at a rate equal to one hundred twenty-five percent (125%) times the rate in effect for the last month of the Term of this Lease (provided that after sixty (60) days of such holding over, such rate shall be increased to one hundred fifty percent (150%)) or the fair market basic rental for comparable space in the Project, whichever is greater, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of any increase in Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises within sixty (60) days after the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney’s fees and costs.
ARTICLE 6
OTHER TAXES
     Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a Project-standard buildout as reasonably determined by Landlord and, as a result, real property taxes for the Project are increased, and provided other tenants of the Project are similarly treated, then Tenant shall pay to Landlord, within thirty (30) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant’s property or above-standard improvements and Tax Cost for each such year shall not include such excess taxes. Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within thirty (30) days), any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income franchise and estate taxes) which may be assessed against or levied upon Landlord on account of the letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. In addition to Tenant’s obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 or by another tenant pursuant to a provision similar to this Article 6, or which are expressly excluded from the definition of Tax Costs pursuant to Article 6, shall not be included in the computation of “Tax Costs.”
ARTICLE 7
USE
     Tenant shall use and occupy the Premises only for the use set forth in Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to interfere with or infringe upon the rights of other tenants or occupants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (a) the condition, use or occupancy of the Premises or the Project (excluding changes to the Project not related to Tenant’s particular use of the Premises or Tenant’s leasehold improvements), and (b) improvements installed or constructed in the Premises by or for the benefit of Tenant. Landlord shall comply with all applicable laws relating to the base Building, provided that compliance with such applicable laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Tenant shall not permit more than eight (8) people per one thousand (1,000) rentable square feet of the Premises to occupy the Premises at any time. Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any standard insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article 7 after notice and expiration of thirty (30) days.
ARTICLE 8
CONDITION OF PREMISES
     Tenant hereby agrees that except as expressly provided in the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof the Premises shall be taken “as is”, “with all faults”, “without any representations or warranties”, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant’s purposes, subject to Landlord’s repair obligations under this Lease. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in the above-described condition. Nothing contained herein is intended to, nor shall, obligate Landlord to implement sustainability practices for the Project or to seek certification under, or make modifications in order to obtain, a certification from LEED or any other comparable certification. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the “Tenant Improvements.” The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory condition except for items of Landlord’s Work which Tenant gives Landlord notice within thirty (30) days of the completion thereof and except for latent defects. Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.
ARTICLE 9
REPAIRS AND ALTERATIONS
     (a) Landlord’s Obligations. Landlord shall maintain the structural portions of the Project, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and common areas, and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems (provided, however, that Landlord’s obligation with respect to any such systems shall be to repair and maintain those portions of the systems located in the core of the Project or in other areas outside of the Premises, but Tenant shall be responsible to repair and maintain any distribution of such systems throughout the Premises provided the need to repair the same is not the result of Landlord’s or its employee’s or contractor’s negligence or willful misconduct).
     (b) Tenant’s Obligations. Except as expressly provided as Landlord’s obligation in this Article 9, Tenant shall keep the Premises in good condition and repair. All damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, to the satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within thirty (30) days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within thirty (30) days from invoice from Landlord. The provisions of the preceding two (2) sentences are subject to the provisions of Section 14(d) below. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, whether or not installed by Landlord at Tenant’s request. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent.
     (c) Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent. Notwithstanding anything to the contrary contained herein, Tenant may make minor changes to the Premises (the “Minor Alterations”), without Landlord’s consent, provided that the aggregate cost of any such alterations does not exceed One Hundred Thousand Dollars ($100,000.00) in any twelve (12) month period, and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, nor adversely affect, the systems and equipment of the Building (including, without limitation, the sprinkler system), or (iii) affect the exterior appearance of the Project. Tenant shall give Landlord at least fifteen (15) days prior notice of such Minor Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 9. Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense which approvals will not be withheld or delayed unreasonably. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s construction rules and regulations. If Landlord, in approving any Alterations, specifies a reasonable commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations.
     (d) Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, if the cost of the Alteration will exceed Three Hundred Thousand and No/100 Dollars ($300,000.00), Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and naming Landlord as a co-obligee.
     (e) Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given prior to the end of the Term, require Tenant at Tenant’s expense to remove all partitions, counters, railings, Improvements and other Alterations from the Premises which are not typical for general office use, and to repair any damage to the Premises and the Project caused by such removal; provided, however, that (i) to the extent the initial Improvements constructed pursuant to the terms of the Tenant Work Letter are typical for general office use, Tenant shall not be required to remove such initial Improvements; and (ii) in the event that Tenant’s request for approval of any Alteration or improvement (including, the initial Improvements or a change to the Approved Working Drawings (as defined in the Tenant Work Letter) which is not typical for general office use) shall include a request for designation by Landlord as to whether the same shall be required to be removed upon the expiration or earlier termination of this Lease in accordance with the foregoing terms, then Landlord shall make such designation, if at all, upon Landlord’s approval (if applicable) of the subject Alteration or improvement. In addition, Tenant shall have the right to request Landlord’s determination whether a particular Alteration or improvement will be required to be removed prior to the expiration or earlier termination of this Lease subsequent to Tenant’s installation thereof and Landlord shall thereafter promptly notify Tenant of Landlord’s determination. Notwithstanding any of the foregoing, however, Tenant shall not be required to remove any improvements or Alterations which are typical for general office use. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense; provided, however, that if changes to the common areas of the Project are required merely as the result of the fact that the cost or scope of Tenant’s Alterations trigger compliance by Landlord with new laws or regulations which are not specific to Tenant’s Alterations, Landlord shall be responsible for such changes and the cost thereof may be included in Operating Costs as provided in, and subject to, Section 3(c)(ii) above. With regard to repairs, Alterations or any other work arising from or related to this Article 9, Landlord shall be entitled to receive an administrative/coordination fee (which fee shall vary depending upon whether or not Tenant orders the work directly from Landlord) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9, except as expressly provided in the first sentence of this Section 9(e).
     (f) Tenant’s Installation of Security System/Security Officers. Tenant shall be entitled to install, at Tenant’s sole cost and expense, a separate security system for the Premises as an Alteration; provided, however, that the plans and specifications for any such system shall be subject to Landlord’s reasonable approval, and any such system must be compatible with the existing systems of the Project, Tenant’s obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 13(a) below shall also apply to Tenant’s use and operation of any such system, and the installation of such system shall otherwise be subject to the terms and conditions of this Article 9. Upon the expiration or earlier termination of this Lease, Tenant shall have the option of removing such security system and in connection with any such removal, Tenant shall repair any damage to the Premises resulting from such removal. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of the alarm system in the event of a malfunction, and Tenant shall provide Landlord with the alarm codes or other necessary information required to disarm the alarm system in the event Landlord must enter the Premises. In addition, during the Term of the Lease, Tenant shall be entitled, at Tenant’s sole cost and expense, to employ or contract for security personnel in the Premises. Tenant shall employ or otherwise contract with security officers who shall have related experience, are fully qualified and, where required by law, licensed and who are safe, neat, clean and courteous. Tenant or its security provider shall conduct, at its sole cost and expense, background checks and drug testing on all security personnel that are directly employed by Tenant. In no event shall any security personnel employed or contracted for by Tenant be permitted to carry any firearms within the Premises or the common areas of the Project. Tenant may elect to contract with an outside security provider to provide such security services, provided such security services provider shall be fully licensed, if required by law, bonded and approved in advance by Landlord in writing, which approval shall not be unreasonably withheld or unreasonably delayed. Tenant’s indemnity obligations set forth in Article 13 of this Lease shall specifically apply to any and all costs, claims, demands, liability, loss, or damage arising out of the security provided by or required to be provided by Tenant pursuant to this Section 9(f). Tenant hereby affirms the terms and conditions set forth in Section 13(c) of this Lease below and agrees that security within the Premises shall be Tenant’s sole responsibility and Landlord shall have no obligation to provide any security to the Premises. Section 14(a)(i) of this Lease is hereby supplemented to provide that Tenant’s Commercial General Liability Insurance policy shall be endorsed to include security guard coverage.

     (g) Tenant’s Right to Self Help. Notwithstanding any provision set forth in this Lease to the contrary, if Tenant provides written notice (or oral notice in the event of an emergency) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance, and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not earlier than ten (10) business days after receipt of such notice (except, in the case of an emergency), then Tenant may proceed to take the required action upon delivery of an additional notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of the Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action, plus interest thereon at the Interest Rate (defined in Section 20(e) below). However, if the work so performed by Tenant pertains to items that would otherwise be includable in Direct Costs pursuant to Article 3 above, then Landlord may include the amount of such reimbursement (excluding interest) in Direct Costs. In the event Tenant takes such action, and such work will affect the Building’s life-safety systems, HVAC, plumbing and/or elevator systems or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for similar work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings in the vicinity of the Building. Further, if Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct from rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of the Lease or that the charges are excessive, then Tenant shall not be entitled to such deduction from rent except with respect to the amounts set forth in Tenant’s subject invoice which Landlord does not contend to be excessive, and Tenant may proceed to claim a default by Landlord, or if elected by mutual agreement of Landlord and Tenant, the matter shall proceed to resolution by arbitration. An emergency shall be deemed to exist hereunder if an event or circumstance poses an immediate danger to person or a material and immediate danger to property.
ARTICLE 10
LIENS
     Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged by payment, bond or otherwise, within twenty (20) days of notice of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within twenty (20) days following written demand), or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11
PROJECT SERVICES
     (a) Basic Services. Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 8:00 a.m. to 6:00 p.m. Mondays through Fridays and 9:00 a.m. to 1:00 p.m. on Saturdays, excepting state and national holidays, air conditioning and heat all in such reasonable quantities as is reasonably necessary for the comfortable occupancy of the Premises and at least commensurate with that furnished in other first-class suburban office buildings. In addition, Landlord shall at all times on all days provide electric current for normal lighting and normal office machines, elevator service and water on the same floor as the Premises for lavatory and drinking purposes in such reasonable quantities as is reasonably necessary for general office use and in compliance with applicable codes. Janitorial and maintenance services shall be furnished five (5) days per week, excepting state and national holidays. Tenant shall comply with all reasonable rules and regulations which Landlord may establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical, intrabuilding cabling and wiring and plumbing systems. Landlord shall not be liable for, and, except as provided below, there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and any additional building services furnished to Tenant which are not uniformly furnished to all tenants of the Project, at the amount reasonably determined by Landlord to be Landlord’s actual cost.
     (b) Excess Usage. Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises), for the purpose of using electric current or water.
     (c) Additional Electrical Service. If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Section 11(a) above, Tenant shall first obtain the written consent of Landlord, which Landlord shall grant provided the Building has adequate capacity and will continue to have adequate capacity when fully leased. Additionally, if Tenant uses electric current in excess of that which is permitted under Section 11(a) above, then Landlord may cause an electric current meter or submeter to be installed in or about the Premises to measure the amount of any such excess electric current consumed by Tenant in the Premises. The cost of any such meter and of installation, maintenance and repair thereof shall be paid for by Tenant and Tenant agrees to pay to Landlord, promptly upon demand therefor by Landlord, for all such excess electric current consumed by any such use as shown by said meter at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the electric current so consumed.
     (d) HVAC Balance. If any lights, machines or equipment (including but not limited to computers and computer systems and appurtenances) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office equipment, Landlord shall have the right to install any machinery and equipment which Landlord, upon not less than 30-days’ notice to Tenant, reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand by Landlord.
     (e) Telecommunications. Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Project, and Tenant shall have the right to contract directly with the providers of its choice. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a commercially reasonable written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In considering the installation of any new or additional telecommunications cabling or equipment at the Project, Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Project, the impact of the proposed installations upon the Project and its operations and the available space and capacity for the proposed installations. Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Project or the business operations of other tenants or occupants of the Project. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project. All such installations shall be subject to Landlord’s prior reasonable approval and shall be performed in accordance with the terms of Article 9. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.
     (f) After-Hours Use. If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Section 11(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and shall pay an hourly charge equal to Forty Dollars ($40.00) per hour per floor for such after-hours use. Such hourly charge shall be subject to increases only to extent Landlord reasonably determines that its actual cost of providing such service increases.
     (g) Reasonable Charges. Landlord may impose a charge equal to its reasonable determination of its actual costs for any utilities or services (other than electric current and heating, ventilation and/or air conditioning which shall be governed by Sections 11(c) and (f) above) utilized by Tenant in excess of the amount or type that Landlord reasonably determines is typical for general office use.
     (h) Sole Electrical Representative. Tenant agrees that Landlord shall be the sole and exclusive representative with respect to, and shall maintain exclusive control over, the reception, utilization and distribution of electrical power, regardless of point or means of origin, use or generation. Tenant shall not have the right to contract directly with any provider of electrical power or services.
     (i) Continuous Access. Tenant shall have access to the Premises and the Project parking facility twenty-four (24) hours per day, seven (7) days per week and three hundred and sixty-five (365) days per year throughout the Term, subject to Landlord’s security requirements, the terms of Articles 16 and 18 and subject to any necessary repairs.
     (j) Card Key Access. Landlord shall implement a card key access system for the Project. Tenant agrees to pay any security deposit reasonably charged by Landlord for card keys obtained by Tenant and any reasonable charge for the replacement of lost, damaged, or misplaced card keys.
     (k) Abatement Event. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors (except to the extent such event is covered by Landlord’s rent loss insurance, such event shall be deemed an Abatement Event). Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Basic Rental and Tenant’s Proportionate Share of Direct Costs shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the

Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rental and Tenant’s Proportionate Share of Direct Costs for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rental and Tenant’s Proportionate Share of Direct Costs allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s). Such right to abate Basic Rental and Tenant’s Proportionate Share of Direct Costs shall be Tenant’s sole remedy at law or in equity for an Abatement Event. If a fire or other casualty results in Tenant’s inability to use the Premises or a portion thereof, the terms and conditions of Article 16 below shall apply rather than this Section 11(k). Notwithstanding Section 30(l) below, the Abatement Notice from Tenant to Landlord under this Section 11(k) only may be delivered by electronic mail to Landlord’s property manager for the Building (and shall be effective upon delivery of such electronic mail) followed by a copy by registered or certified mail or overnight courier as otherwise provided in Section 30(l) below.
ARTICLE 12
RIGHTS OF LANDLORD
     (a) Right of Entry. Landlord and its agents shall have the right to enter the Premises at all reasonable times for the purpose of cleaning the Premises, examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Project, showing the same to prospective tenants (during the last year of the Lease Term or the last year of the Option Term (if applicable) or at any time that an Event of Default occurs only), lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord (and Tenant, with respect to the Premises), may deem necessary or desirable. Except in the case of an emergency and except for routine janitorial service, Landlord shall give Tenant reasonable notice before entering the Premises. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key, or may forcibly enter in the case of an emergency, in each event without liability to Tenant and without affecting this Lease.
     (b) Maintenance Work. Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as otherwise provided herein: (i) to install, use, maintain, repair, replace, relocate and control for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, cabling, appurtenant fixtures, equipment spaces and mechanical systems, wherever located in the Premises or the Project provided pipes, ducts and other facilities and equipment shall be covered and shall not interfere with Tenant’s use or enjoyment or the aesthetics of the Premises, (ii) to alter, close or relocate any facility in the Premises or the common areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise provided Tenant’s access to the Premises is not materially affected, and (iii) to comply with any federal, state or local law, rule or order. Landlord shall perform any such work without material interference with the conduct of Tenant’s business (except to the extent such work is required by law or in an emergency and material interference cannot be reasonably avoided), including performing work which may materially disrupt Tenant’s business operations during non-business hours, and subject to Section 11(k) above, Tenant shall not be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same, make any claim for constructive eviction or otherwise make any claim against Landlord for interruption or interference with Tenant’s business and/or operations.
ARTICLE 13
INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY
     (a) Indemnity. Tenant shall indemnify, defend and hold Landlord, Arden Realty, Inc., their subsidiaries, partners, parental or other affiliates and their respective members, shareholders, officers, directors, employees and contractors (collectively, “Landlord Parties”)

harmless from any and all claims arising from Tenant’s use of the Premises or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence or willful misconduct of Tenant or any of its agents, contractors, or employees in or about the Project and from any and all costs, reasonable attorneys’ fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. However, notwithstanding the foregoing, Tenant shall not be required to indemnify, defend and/or hold Landlord or the Landlord Parties harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively, “Claims”), to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees. Landlord shall indemnify, defend and hold Tenant and Tenant’s subsidiaries, partners, parental or other affiliates and their respective members, shareholders, officers, directors, employees and contractors (collectively “Tenant Parties”) harmless from any Claims to the extent resulting from (i) the negligence or willful misconduct of Landlord or its agents, contractors or employees or (ii) any breach or default by Landlord in the performance of its obligations under this Lease. The foregoing notwithstanding, (a) because Landlord maintains insurance on the Project and Tenant compensates Landlord for such insurance as part of Tenant’s Proportionate Share of Direct Costs and because of the existence of waivers of subrogation set forth in Article 14 of this Lease, Landlord hereby releases, indemnifies and holds Tenant and the Tenant Parties harmless from any Claims to any property outside of the Premises to the extent such Claim is covered by or is required to be covered by such insurance, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, or employees, and (ii) because Tenant must carry insurance pursuant to Article 14 to cover its personal property within the Premises and the Tenant Improvements, Tenant hereby releases, indemnifies and holds Landlord harmless from any Claim to any property within the Premises, to the extent such Claim is covered by or is required to be covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, or employees. Further, Tenant’s agreement to release and indemnify Landlord and Landlord’s agreement to release and indemnify Tenant pursuant to this Section 13(a) is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to this Lease, to the extent such policies cover the matters subject to such indemnification obligations. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties, excepting to the extent the damage is caused by the negligence or willful misconduct of Landlord or the Landlord Parties (provided that in such case Landlord’s liability shall be limited to amounts not covered by insurance carried by Tenant or required to be carried by Tenant pursuant to this Lease).
     (b) Exemption of Landlord from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord’s negligence), or, except in connection with damage or injury resulting from the negligence or willful misconduct of Landlord or the Landlord Parties (provided that in such case Landlord’s liability shall be limited to amounts not covered by insurance carried by Tenant or required to be carried by Tenant pursuant to this Lease), for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever, including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems, or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.

     (c) Security. Tenant acknowledges that Landlord’s election whether or not to provide any type of mechanical surveillance or security personnel whatsoever in the Project is solely within Landlord’s discretion; Landlord and the Landlord Parties shall have no duty or liability in connection with the provision, or lack, of such services, and Tenant hereby agrees to hold Landlord and the Landlord Parties harmless with regard to any such potential claim by Tenant. Landlord and the Landlord Parties shall not be liable for losses due to theft, vandalism, or like causes. Tenant shall defend, indemnify, and hold Landlord and the Landlord Parties harmless from and against any such claims made by any employee, licensee or agent of Tenant.
ARTICLE 14
INSURANCE
     (a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate, including products liability coverage if applicable, owners and contractors protective coverage, blanket contractual coverage including both oral and written contracts, and personal injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Worker’s Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance covering any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment) and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than twelve (12) months. Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord.
     (b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, such of the Landlord Parties as Landlord shall designate in writing, Landlord’s property manager, such of Landlord’s lender(s) as Landlord shall designate in writing and such other persons or firms as Landlord specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. The deductible under each such policy shall be commercially reasonable. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least ten (10) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders in a timely manner, Landlord may (but shall not be required to) upon not less than five (5) business days’ notice to Tenant procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

     (c) Landlord’s Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease (i) a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement cost without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building (ii) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (iii) Rental Income Insurance. In addition, Landlord may carry Earthquake and/or Flood Damage Insurance and any other forms of insurance Landlord may deem appropriate or any lender may require. The costs of all insurance carried by Landlord shall be included in Operating Costs.
     (d) Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv), 14(c)(i) and 14(c)(iii) to waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord Parties and Landlord hereby waives any right that Landlord may have against Tenant and Tenant Parties as a result of any loss or damage to the extent such loss or damage is insurable under such policies (whether or not such a policy is actually in effect at the time of loss).
     (e) Compliance with Insurance Requirements. Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises that will in any way increase the insurance rates upon the Project. Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense, in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall, at its own expense, comply with all reasonable insurance requirements applicable to the Premises including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system.
ARTICLE 15
ASSIGNMENT AND SUBLETTING
     Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:
     (a) That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:
          (i) The use to be made of the Premises by the proposed Transferee is (a) not generally consistent with the Permitted Use under this Lease, or (b) a use which conflicts with any so-called “exclusive” then in favor of another tenant of the Project or any other buildings which are in the same complex as the Project, or (c) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

          (ii) The financial responsibility of the proposed Transferee and/or any proposed guarantor is not reasonably satisfactory to Landlord in light of the obligations assumed by the Transferee;
          (iii) The proposed Transferee is either a governmental agency or instrumentality thereof; or
          (iv) Either the proposed Transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed Transferee, is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date of the proposed Transfer, to lease space in the Project.
     (b) Upon Tenant’s submission of a request for Landlord’s consent to any such Transfer (which request shall include background information reasonably requested by Landlord including, without limitation, financial information to the extent applicable pursuant to Section 15(a)(ii) above (collectively, “Transfer Request”), Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorneys’ fees and costs incurred in connection with the proposed Transfer (including, without limitation, those incurred in preparing and negotiating a Recognition Agreement as provided in Section 15(g) below), which shall not exceed $2,000.00 per proposed Transfer;
     (c) That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the non-economic terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and
     (d) That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. Landlord shall grant or deny consent to a proposed Transfer by written notice to Tenant within fifteen (15) business days after Landlord’s receipt of an executed duplicate original of the Transfer document together with background information reasonably requested by Landlord including, without limitation, financial information to the extent applicable pursuant to Section 15(a)(ii) above (collectively, “Transfer Request”). Landlord’s failure to grant or deny consent to a proposed Transfer within such fifteen (15) business day period shall be deemed Landlord’s approval of that Transfer. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (“Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay Landlord fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that an Event of Default has occurred, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment except as provided in Section 15(g) below; (iii) any such consent shall be effected on a form supplied by Landlord and/or its legal counsel; (iv) Landlord may require that no Event of Default exists hereunder. “Transfer Premium” shall mean all rent, Additional Rent or other consideration payable by an assignee or sublessee (“Transferee”) in connection with a Transfer in excess of the Basic Rental and Additional Rent payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. In any event, the Transfer Premium shall be calculated after deducting the reasonable expenses incurred by Tenant for (1) any changes, alterations and improvements to the Premises paid for by Tenant and approved by Landlord (if Landlord’s approval is required pursuant to Section 9(c) above) in connection with the Transfer, (2) any other out-of-pocket monetary concessions provided by Tenant to the Transferee, (3) in the event of an assignment of this Lease, the unamortized cost of any leasehold improvements to the Premises made by Tenant at its cost (and not as a charge to the Improvement Allowance), with such amortization to be calculated on a straight line basis over a seven (7) year term commencing as of the Commencement Date, and (4) any brokerage commissions and legal expenses paid for by Tenant in connection with the Transfer. The calculation of “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord and shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant). Tenant hereby waives any right it may have to terminate this Lease as a result of Landlord having acted unreasonably in withholding consent to a proposed Transfer.
     (e) The term “Affiliate” shall mean (i) any entity that is controlled by, controls or is under common control with, Tenant or (ii) any entity that merges with, is acquired by, or acquires Tenant through the purchase of stock or assets and where the net worth of the surviving entity as of the date such transaction is completed is not less than that of Tenant immediately prior to the transaction calculated under generally accepted accounting principles. Notwithstanding anything to the contrary contained in this Article 15, an assignment or subletting of all or a portion of the Premises to an Affiliate of Tenant shall not be deemed a Transfer under this Article 15, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.
     (f) Notwithstanding any contrary provision of this Article 15, Tenant shall have the right without the payment of a Transfer fee and without the receipt of Landlord’s consent, but on prior written notice to Landlord, to permit the occupancy of up to 5,000 rentable square feet of the Premises, in the aggregate, to any individual(s) or entities with an ongoing, business relationship with Tenant (“Tenant’s Occupants”) on and subject to the following conditions: (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (ii) all such individuals or entities shall be of a character and reputation consistent with the first-class quality of the Project; and (iii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 15. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such individuals or entities. Any occupancy permitted under this Section 15(f) shall not be deemed a Transfer under this Article 15. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any liability under this Lease.
     (g) Tenant may request, as part of its Transfer Request for a proposed sublease, that a Transferee receive a recognition agreement (“Recognition Agreement”) from Landlord which provides that in the event this Lease is terminated due to a default by Tenant hereunder, Landlord shall recognize the subject Transfer, provided that Landlord shall only execute a Recognition Agreement with such Transferee under the following conditions (which conditions shall be reflected in the Recognition Agreement): (i) such Transfer is made upon the same non-economic terms and conditions set forth in this Lease and is in connection with a sublease of the entire Premises; provided, however, the rental and other economic terms of such Transfer shall be the greatest of: (A) those applicable to the Premises under this Lease, or (B) those applicable to the Premises under the sublease, (ii) Landlord determines that the Transferee is, as of the date this Lease is terminated, a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the subject Transfer, (iii) Landlord shall not be liable for any act or omission of Tenant, (iv) Landlord shall not be subject to any offsets or defenses which the

Transferee might have as to Tenant or to any claims for damages against Tenant, (v) Landlord shall not be required or obligated to credit the Transferee with any rent or additional rent paid by the Transferee to Tenant, (vi) Landlord shall not be bound by any terms or conditions of the Transfer which are inconsistent with the terms and conditions of this Lease, (vii) Landlord shall be responsible for performance of only those covenants and obligation of Tenant pursuant to the Transfer accruing after the termination of this Lease, and (viii) the Transferee shall make full and complete attornment to Landlord, as lessor, pursuant to a written agreement executed by Landlord and the Transferee so as to establish direct privity of contract between Landlord and the Transferee with the same force and effect as if the Transfer was originally made directly between Landlord and the Transferee. Upon Landlord’s written request given at any time after the termination of this Lease, the Transferee shall execute a lease for the Premises upon the same terms and conditions as set forth in the Recognition Agreement. Tenant shall pay, as Additional Rent and within fifteen (15) days after invoice, for all reasonable out-of-pocket costs incurred by Landlord in preparing such Recognition Agreement.
ARTICLE 16
DAMAGE OR DESTRUCTION
     Within thirty (30) days after the date Landlord learns of the necessity for repairs as a result of damage (provided that such period shall be extended to sixty (60) days where the damage is attributable to an earthquake), Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s reasonable estimated assessment of the period of time in which the repairs will be completed. If the Project is damaged by fire or other insured casualty and the insurance proceeds (other than deductible amounts) have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project(it being agreed that Landlord shall use its best commercially reasonable efforts to cause any such holder to make the insurance proceeds available for restoration), the damage (including damage to Tenant’s Alterations and Tenant Improvements) shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided the Damage Repair Estimate indicates that repairs can be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord, without the payment of overtime or other premiums, and until such repairs are completed and Tenant shall have had a reasonable period of time to install its communications and other equipment and move back into the damaged portion of the Premises, rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage. If the Damage Repair Estimate indicates that repairs cannot be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (a) make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (b) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies provided that Landlord maintained the insurance it was required to maintain pursuant to Section 14(c) above. However, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above and if the Damage Repair Estimate indicates that repairs cannot be completed within two hundred seventy (270) days after the date Landlord learns of the necessity for repairs as a result of such damage, Tenant may elect, not later than thirty (30) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this

Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after Landlord learns of the necessity for repairs as the result of such damage. In the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term and if such damage shall take longer than sixty (60) days to repair, then notwithstanding anything in this Article 16 to the contrary, Tenant shall have the option to terminate this Lease by written notice to Landlord of the exercise of such option within sixty (60) days after Tenant learns of the necessity for repairs as a result of such damage. A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code.
ARTICLE 17
SUBORDINATION
     This Lease is subject to, and Tenant agrees to comply with, all matters of record affecting the Real Property. This Lease is also subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which affect the Real Property, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that in consideration of and as a condition precedent to Tenant’s agreement to be bound by the provisions of this Article 17, Landlord obtains from the lender or other party in question a written undertaking in favor of Tenant to the effect that such lender or other party will not disturb Tenant’s right of possession under this Lease and will assume Landlord’s obligations under this Lease as if this were a direct lease from such lender to Tenant if no Event of Default shall then exist. Tenant agrees, within thirty (30) days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request any and all commercially reasonable documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgage, deed of trust, or leasehold estate (hereinafter, an “SNDA”). Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof and to recognize such purchaser as the lessor under this Lease; Tenant shall, within thirty (30) days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee or deed of trust beneficiary who has requested the same and whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale provided the lender or purchaser at the foreclosure sale assumes Landlord’s obligations hereunder.

Notwithstanding anything to the contrary contained herein, Landlord represents to Tenant that, as of the date of this Lease, there is no underlying lease, mortgage or deed of trust encumbering the Project.
ARTICLE 18
EMINENT DOMAIN
     If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant in Tenant’s reasonable judgment shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the earlier of the date possession is taken by the condemning authority. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant’s business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.
ARTICLE 19
DEFAULT
     Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:
     (a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) calendar days after notice that the same is due or payable hereunder; said five (5) day period shall be in lieu of, and not in addition to, the notice requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;
     (b) Except as set forth in items (a) above and (c) through and including (g) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure or such longer period of time as may be reasonably required to cure such default provided Tenant commences the cure of such default within such thirty (30) day period and thereafter diligently pursues the same to completion. Such thirty (30) day notice shall be in lieu of, and not in addition to, any required under Section 1161 of the California Code of Civil Procedure or any similar or successor law;
     (c) Abandonment of the Premises or any significant portion thereof;
     (d) The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created where Tenant’s estate is not restored within thirty (30) days;
     (e) The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within ninety (90) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease;
     (f) Tenant’s failure to cause to be released by payment, bond or otherwise any mechanics liens filed against the Premises or the Project within twenty (20) days after the date that Tenant obtains notice that the same shall have been filed or recorded; or
     (g) Tenant’s failure to observe or perform according to the provisions of Articles 7, 17 or 25 within five (5) business days after notice from Landlord.
     All defaults by Tenant of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.
ARTICLE 20
REMEDIES
     (a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to the remedy provided by Section 1951.4 of the California Civil Code, and including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, tenant improvement expenses, brokerage commissions and advertising expenses incurred; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Section 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in item (iii), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
     (b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.
     (c) Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord’s rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this

Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
     (d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy.
     (e) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of twelve percent (12%) per annum or the maximum lawful rate of interest (“Interest Rate”) from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to three percent (3%) of the amount overdue, shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease. Notwithstanding the foregoing, Tenant shall be entitled to notice and the expiration of a five (5) day cure period prior to the imposition of any late charge or interest charge under this Section 20(e) one (1) time per calendar year; after such written notice has been provided to Tenant in a calendar year, Tenant shall not be entitled to any further notice prior to imposition of a late charge or interest under this Section 20(e) in such calendar year.
     (f) In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant shall have such rights and remedies as may be available hereunder, at law or equity provided, however, that Tenant hereby waives the benefit of any law granting it the right to perform Landlord’s obligation except as provided in Section 9(g) above.
ARTICLE 21
TRANSFER OF LANDLORD’S INTEREST
     In the event of any transfer or termination of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord which arise from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 and California Civil Code 1950.7 above to return the security deposit, provided said security deposit is transferred to said transferee, provided the Transferee assumes Landlord’s obligations hereunder. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within ten (10) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.
ARTICLE 22
BROKER
     In connection with this Lease, Landlord and Tenant warrant and represent to one another that it has had dealings only with firm set forth in Article 1.H. of the Basic Lease Provisions in connection with this Lease and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold the other party, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that the other party may incur should such warranty and representation prove incorrect, inaccurate or false. Landlord shall pay the Broker the commission due it pursuant to a separate agreement between Landlord and the Broker and shall indemnify, hold harmless and defend Tenant from its failure to make such payment. If Landlord fails to make any payment owed to Tenant’s broker under the separate agreement between Landlord and Tenant’s broker within thirty (30) days after Landlord’s receipt of invoice therefor, Tenant may send to Landlord a factually correct written notice of such failure to pay and if Landlord fails to fulfill such payment obligation within ten (10) business days after Landlord’s receipt of such notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord’s reasons that the amounts described in Tenant’s notice are not due and payable by Landlord to Tenant’s broker (the “Broker Refusal Notice”), Tenant may, but shall not be required to, pay such amounts directly to Tenant’s broker and to offset such amounts together with interest at the Interest Rate from the date of payment by Tenant until the date of offset, against Tenant’s first obligations to pay Monthly Basic Rental. However, Tenant shall not be entitled to any such offset if Tenant is in default under this Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable. If Landlord delivers a Broker Refusal Notice and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant’s receipt of a Broker Refusal Notice, and if Tenant and Tenant’s broker wish to continue to proceed with such payment and offset, Tenant and Tenant’s broker may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS (or any successor to such organization) in Los Angeles County, California, according to the then Rules of Commercial Arbitration of such organization. If Tenant and Tenant’s broker prevail in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding, together with interest at the Interest Rate from the date of payment to the date of offset against Tenant’s next obligations to pay Monthly Basic Rental. To the extent that Tenant makes payments to Tenant’s broker under this Article 22, such amounts shall no longer be owed from Landlord to Tenant’s broker.
ARTICLE 23
PARKING
     Tenant shall have the right, commencing on the Commencement Date, to use up to the number of unreserved parking spaces set forth in Article 1.I. of the Basic Lease Provisions, which unreserved parking spaces shall pertain to the Project parking facility. In addition to the number of unreserved parking passes allocated to Tenant pursuant to Article 1.I. of the Basic Lease Provisions, prior to the date upon which any other tenant occupies space in the Project, Tenant shall be entitled to use as many unreserved parking spaces as are available from time to time for the entire parking facility for the Project less those utilized by Landlord and its employees, contractors and invitees (the “Excess Passes”). The parking spaces to which Tenant is entitled hereunder and any visitor parking shall be provided to Tenant free of charge during the initial Term of this Lease; however, Tenant shall at all times during the Term be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant shall abide all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located, including any sticker or other identification system established by Landlord. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time; provided, however, that except to the extent resulting from changes required by law (A) such changes shall not interfere with or disrupt Tenant’s access to and use of the Project parking facility; and (B) the number and proximity of parking spaces available to Tenant shall not be reduced or changed. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord but Landlord shall remain liable for its obligations under this Article 23. If at any time during the Term, Landlord reasonably determines that parking regularly exceeds ninety percent (90%) of the capacity of the Project parking facility and that as a result, it is necessary to institute a parking monitoring program or other building wide system including, but not limited to, instituting a valet parking program, to insure that the parking facilities for the Project do not become over-burdened due to Tenant’s use of parking over and above the number specified in Article 1.I. of the Basic Lease Provisions or to otherwise increase the efficiency of the parking facilities within the Project, then

Landlord may do so and Tenant agrees to cooperate with Landlord in implementing and enforcing such programs or systems. Tenant shall pay, as Additional Rent, its pro-rata share (as reasonably and equitably determined by Landlord), of the costs incurred by Landlord in connection with any such parking programs or systems. In addition, Landlord agrees to reasonably work with Tenant, at no additional cost to Landlord to pursue other parking options if so requested by Tenant. The parking spaces are provided to Tenant solely for use by Tenant’s own personnel and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval; provided, however, that Tenant may transfer a prorata number of parking spaces (based on relative square footage) in connection with an assignment or sublease permitted under Article 15 above.
ARTICLE 24
WAIVER
     No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Landlord or Tenant of the same or any other provision. No provision of this Lease may be waived by Landlord or Tenant, except by an instrument in writing executed by Landlord or Tenant, as applicable. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Tenant’s payment of rent to Landlord shall not be a waiver of any default by Landlord hereunder whether or not Tenant knows of such default at the time the rent is paid. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.
ARTICLE 25
ESTOPPEL CERTIFICATE
     Tenant shall, at any time and from time to time, upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further factual information is reasonably requested by Landlord): (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (b) the dates to which the rental and other charges are paid in advance, if any; (c) the amount of Tenant’s security deposit, if any; and (d) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property.

ARTICLE 26
LIABILITY OF LANDLORD
     Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the sum of insurance proceeds and other proceeds of the Project plus the lesser of (a) the interest of Landlord in and to the Project, and (b) the interest Landlord would have in the Project if the Project were encumbered by third party debt in an amount equal to sixty percent (60%) of the then current value of the Project (as such value is reasonably determined by Landlord). No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.
ARTICLE 27
INABILITY TO PERFORM
     This Lease and the obligations of both parties hereunder shall not be affected or impaired because a party obligated to perform is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay or stoppage due to strikes, lockouts, acts of God, terrorism, evacuation, or any other cause previously, or at such time, beyond the reasonable control or anticipation of such party (collectively, a “Force Majeure”) and such party’s obligations under this Lease shall be forgiven and suspended by any such Force Majeure; provided, however, that this Article 27 is not intended to, and shall not, extend the time period for the payment of any monetary amounts due (including, without limitation, rent payments from Tenant) from either party to the other under this Lease nor relieve either party from their monetary obligations to the other under this Lease.
ARTICLE 28
HAZARDOUS WASTE
     (a) Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(d) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees, except for general office supplies typically used in the ordinary course of business (e.g., copier toner, liquid paper, glue, ink, and cleaning solvents) in commercially reasonable amounts. Tenant hereby agrees to indemnify, defend (by counsel reasonably satisfactory to Landlord) and hold harmless Landlord and the Landlord Parties from and against any Claims arising from Tenant’s use or storage of Hazardous Materials at the Premises and from any breach by Tenant of the obligations stated in the preceding sentence.
     (b) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material in excess of quantities normally attendant to general office use; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.
     (c) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as “Hazardous Waste,” “Extremely Hazardous Waste,” or “Restricted Hazardous Waste” under Sections 25115,

25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “Hazardous Substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “Hazardous Material,” “Hazardous Substance,” or “Hazardous Waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “Hazardous Substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as Hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ix) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (x) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).
     (d) As used herein, the term “Laws” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(c) above.
     (e) Landlord shall, at no cost to Tenant (and not as an Operating Cost), remove or remediate any Hazardous Material in the Project to the extent required under applicable Laws, except where such removal or remediation is Tenant’s responsibility pursuant to Section 28(a) above.
ARTICLE 29
SURRENDER OF PREMISES; REMOVAL OF PROPERTY
     (a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.
     (b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear, damage by casualty and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling and other articles of personal property in the Premises except to the extent (i) Landlord elects by notice to Tenant to exercise its option to have any subleases or subtenancies assigned to it, and/or (ii) Landlord elects by notice to Tenant not to require Tenant to remove any data cabling servicing the Premises. Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises, provided that Landlord shall have the right to either (I) cause Tenant to perform said repair work, or (II) perform said repair work itself provided the same is done at competitive rates, at Tenant’s expense (with any such costs incurred by Landlord to be reimbursed by Tenant to Landlord within three (3) business days following written demand therefor from Landlord accompanied by third party invoices).
     (c) Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant’s default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys’ fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.
     (d) All fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease or unless such removal is required by Landlord as permitted under this Lease. Such fixtures, Tenant Improvements, Alterations and/or appurtenances shall include but not be limited to: all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, security systems, electrical systems, lighting systems, and any special flooring or ceiling installations.
ARTICLE 30
MISCELLANEOUS
     (a) SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT’S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.
     (b) Attorneys’ Fees; Waiver of Jury Trial.
          (i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.
          (ii) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.
     (c) Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.
     (d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

     (e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project thereabove have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wiring and cabling leading through, under or above the Premises or throughout the Project in locations which will not materially interfere with Tenant’s use or enjoyment or the aesthetics of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord provided that Tenant shall also have the use of the areas between the finished ceiling of the Premises and the slab of the floor of the Project thereabove for Tenant’s pipes, cables and similar equipment.
     (f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.
     (g) Use of Project Name; Improvements. Tenant (but not any sublessee) shall be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise without the prior written consent of Landlord.
     (h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations (“Rules and Regulations”) attached to this Lease as Exhibit “B” and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project but Landlord covenants not to enforce the Rules and Regulations in a discriminatory manner. In the event of any conflict between the provisions of this Lease and the Rules and Regulations, the provisions of this Lease shall govern.
     (i) Quiet Possession. Upon Tenant’s paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.
     (j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.
     (k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
     (l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt (or refusal to accept delivery) or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery (or refusal to accept delivery), addressed to Tenant at the Premises or to Landlord at the management office for the Project, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attn: Legal Department. Either party may by notice to the other specify a different address for notice purposes except that, upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant.
     (m) Standard for Conduct and Consent. Except for matters for which there is a standard of consent or approval specifically set forth in this Lease and except for matters which may have an adverse effect on the (a) structural integrity of the Building, (b) the Building’s plumbing, heating, life safety, ventilating, air conditioning, mechanical or electrical systems, or (c) the exterior appearance of the Project, whereupon in each such case Landlord’s duty is to act in good faith and in compliance with the Lease, any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith.
     (n) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.
     (o) Access, Changes in Project, Facilities, Name.
          (i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, the rooftop, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises or within the Project used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord subject to such rights of Tenant therein as are set forth in this Lease.
          (ii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable provided the same do not (except to the extent such changes are required by law) interfere with Tenant’s access to or use and enjoyment of the Premises or the Project (including the parking areas of the Project).
          (iii) Landlord may adopt any name for the Project and Landlord reserves the right, from time to time, to change the name and/or address of the Project at any time except that Landlord shall not name the Project after a Competitor of Tenant (as defined in Section 33(b) below).
     (p) Signing Authority. Each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the Tenant entity in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-laws of said corporation. Concurrently with Tenant’s execution of this Lease, Tenant shall provide to Landlord a copy of a resolution of the Board of Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be in a form reasonably acceptable to Landlord.
     (q) Identification of Tenant.
          (i) If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, (B) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.
          (ii) If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two or more persons, individually and as co-partners of a partnership) pursuant to Article 15 hereof (any such partnership and such persons hereinafter referred to in this Section 30(q)(ii) as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:
               (A) The liability of each of the parties comprising Partnership Tenant shall be joint and several.
               (B) Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to the Landlord, and by notices, demands, requests or other communication which may hereafter be given, by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Subparagraph (p) above.
               (C) Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.
               (D) If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.
               (E) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (D) of this Section 30(q)(ii) or relieve any such new partner of its obligations thereunder).
     (r) Intentionally Omitted.
     (s) Survival of Obligations. Any obligations of Landlord or Tenant occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.
     (t) Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and any proposed Transferees.
     (u) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County in which the Project is located. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.
     (v) Office of Foreign Assets Control. Tenant certifies to Landlord that (i) Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control, and (ii) Tenant shall not assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity. Landlord shall have the right to conduct all reasonable searches in order to ensure compliance with the foregoing. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from or related to any breach of the foregoing certification.
     (w) Financial Statements. If Tenant is not then publicly traded on NASDAQ or the NYSE (or any successor exchange), then within ten (10) days after Tenant’s receipt of Landlord’s written request, Tenant shall provide Landlord with current financial statements of Tenant and financial statements for the two (2) calendar or fiscal years (if Tenant’s fiscal year is other than a calendar year) prior to the current financial statement year. Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant.
     (x) Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.
     (y) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense except as expressly provided herein or to set off of any of the rent or other amounts owing hereunder against Landlord.
     (z) Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.
     (aa) Non-Discrimination. Tenant herein covenants that Tenant and its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions:

“That there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant, or any person claiming under or through Tenant, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, subtenants or vendees in the Premises.”
ARTICLE 31
OPTION TO EXTEND
     (a) Option Right. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) or an Affiliated Assignee two (2) options (“Options”) to extend the Term for the entire Premises then leased hereunder for a period of five (5) years each (each, an “Option Term”), which Options shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant or such Affiliated Assignee and may only be exercised by the Original Tenant or such Affiliated Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease). In no event may Tenant exercise the second (2nd) Option unless the initial Term as been previously extended for the first (1st) Option Term.
     (b) Option Rent. The rent payable by Tenant during each Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean the applicable Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal and non-renewal transactions for a term comparable to the Option Term which comparable space is located in office buildings comparable to the Project in Westlake Village and the Westlake Village area of Thousand Oaks, California (the “Comparison Area”), taking into consideration concessions granted in connection with such comparable transactions including, without limitation, rental abatement concessions, and any improvement allowances (but not including build-out periods being granted to new tenants), with reference to the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age and quality of the improvements and the extent to which the same could be utilized for general office use. If there are not then a reasonable number of quality comparable transactions within the Comparison Area described above, such area shall be expanded to include comparable space located in office buildings comparable to the Project in Agoura Hills and Calabasas, California.
     (c) Exercise of Options. Each Option shall be exercised by Tenant only in the following manner: (i) no Event of Default shall exist, on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the then applicable Term, stating that Tenant is interested in exercising the subject Option; (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written acceptance within twenty (20) days after receipt of the Option Rent Notice (“Tenant’s Acceptance”). Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the subject Option. If Tenant timely and properly exercises its Option, the then applicable Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the subject Option Term shall be as indicated in the Option Rent Notice.
     (d) Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):
          (i) Landlord and Tenant shall each appoint, within twenty (20) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Market Rent and shall not be entitled to make a compromise determination).
          (ii) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.
          (iii) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.
          (iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
          (v) If either Landlord or Tenant fails to appoint an arbitrator within twenty (20) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
          (vi) If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).
          (vii) The cost of arbitration shall be paid by Landlord and Tenant equally.
ARTICLE 32
RIGHT OF FIRST OFFER
     Landlord hereby grants to Tenant a right of first offer with respect to the remainder of the Project (“First Offer Space”). Notwithstanding the foregoing (i) of as to any First Offer Space which is not leased to a third party as of the date of this Lease, such first offer right of Tenant shall commence only following the expiration or earlier termination of the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease (a “Superior Lease”), including any renewal or extension of such lease, whether or not such renewal or extension is pursuant to an express written provision in such lease (subject to the next sentence below), and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted in the lease to a tenant of a Superior Lease (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”). Notwithstanding the foregoing, Tenant’s right of first offer shall be superior to any renewal or extension of a lease for space which contains fewer than 10,000 rentable square feet unless such renewal or extension is for the period set forth in a renewal or extension option in such lease; consequently, Landlord shall first deliver to Tenant a First Offer Notice for such space prior to renewing or extending any such lease unless such renewal or extension is for the period set forth in a renewal or extension option set forth in such lease. Tenant’s right of first offer shall be on the terms and conditions set forth in this Article 32.
     (a) Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed material economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “Economic Terms”), including the proposed rent payable for the First Offer Space and any proposed build-out period. Notwithstanding the foregoing, (i) the term of Tenant’s lease of the First Offer Space shall be the longer of (A) a term which is co-terminous with the term of Tenant’s lease of the original Premises or (B) two (2) years and (ii) Landlord’s obligation to deliver the First Offer Notice shall not apply during the last twelve (12) months of the initial Term or first Option Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Article 31 above nor shall Landlord be obligated to deliver the First Offer Notice during the last twelve (12) months of the initial Term or first (1st) Option Term unless Tenant has timely delivered Tenant’s Acceptance to Landlord pursuant to Section 31(c) above.
     (b) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant (“Tenant’s Outside Exercise Date”), Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant’s exercise of its right of first offer with respect to the entire space described in the First Offer Notice, and the Economic Terms shall be as set forth in the First Offer Notice or, if and only if Tenant so elects in such notice to Landlord, the Economic Terms shall be the Market Rent for the First Offer Space as of the commencement date for the leasing of the space described in the First Offer Notice (in which case Market Rent shall be determined in accordance with Section 31(d) above as if Tenant’s exercise notice were Tenant’s Acceptance under Article 31). If Tenant does not unconditionally exercise its right of first offer by Tenant’s Outside Exercise Date, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s right of first offer shall terminate as to the

First Offer Space described in the First Offer Notice until the expiration or earlier termination of such third (3rd) party lease including any renewal or extension of such third (3rd) party lease; provided, however, that if Landlord intends to enter into a lease upon Economic Terms which are more favorable to a third (3rd) party tenant than those Economic Terms proposed by Landlord in the First Offer Notice, or for materially more or less space than that described in the First Offer Notice, Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the First Offer Space on such more favorable Economic Terms (or as to such revised space). Tenant’s failure to elect to lease the First Offer Space upon such more favorable Economic Terms (or as to such revised space) by written notice to Landlord within four (4) business days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such more favorable Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice. If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 32(b) above, Tenant shall have no further right to lease such First Offer Space until the expiration or earlier termination of such third (3rd) party lease including any renewal or extension of such third (3rd) party lease (subject to the penultimate sentence of the first paragraph of this Article 32 above). Furthermore, if Landlord does not enter into a lease for such space within nine (9) months following Tenant’s Outside Exercise Date, then Landlord shall deliver a new First Offer Notice to Tenant and Tenant’s right of first offer shall again apply to such space. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.
     (c) Lease of First Offer Space. If Tenant timely and properly exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the Economic Terms as provided in this Article 32. Unless otherwise specified in the Economic Terms, Tenant shall commence payment of rent for the First Offer Space and the Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant.
     (d) No Defaults. The rights contained in this Article 32 shall be personal to the Original Tenant or any Affiliated Assignee, and may only be exercised by the Original Tenant or any Affiliated Assignee (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or any Affiliated Assignee occupies at least fifty percent (50%) of the Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Offer Space as provided in this Article 32 if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, there exists an Event of Default under this Lease.
ARTICLE 33
SIGNS
     (a) Exterior Signs. Subject to this Article 33, Tenant may, at its sole cost and expense, install one (1) sign on the exterior of the Building (the “Exterior Signage”). In addition, Tenant shall retain its existing monument sign at the Project; provided, however, that Landlord shall have the right, at Landlord’s election, to (i) convert such existing monument sign to a multi-tenant sign at Landlord’s sole cost and expense, in which case Tenant shall have the top position on such converted monument sign, or (ii) relocate Tenant’s existing monument sign to a location near the northern end of the Project designated by Tenant and reasonably approved by Landlord, in which case Landlord shall pay to construct the monument (including any necessary electrical work) and Tenant shall pay the cost to install its name on such new monument sign and Tenant shall no longer have the right to display its name on the existing monument sign. The signage to which Tenant is entitled to pursuant to the immediately preceding sentence may be referred to herein as the “Monument Signage” and the Exterior Signage and the Monument Signage may be collectively referred to herein as the “Signage.” The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Signage and all Signage Specifications therefor shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease (or any Option Term, if applicable), Tenant subleases a total of greater than fifty percent (50%) of the rentable square footage of the Premises to other than an Affiliate, Tenant’s right to the Signage shall thereupon terminate and Tenant shall remove such Signage as provided in this Section 33(a) below. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be commenced within thirty (30) days after receipt of such notice from Landlord and diligently pursued to completion at Tenant’s sole cost and expense. Should Tenant fail to commence such maintenance and repairs within the period described in the immediately preceding sentence, or to diligently pursue such repairs to completion, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease (or the termination of Tenant’s Signage right as described above), Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed from the exterior of the Project and shall cause the exterior of the Project to be restored to the condition existing prior to the placement of such Signage. If Tenant fails to remove such Signage and to restore the exterior of the Project as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as provided in this Section 33(a) above, Tenant may not install any signs on the exterior or roof of the Project or the common areas of the Project or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Project), or other items visible from the exterior of the Premises or Project are subject to the prior approval of Landlord, in its sole discretion. Tenant’s Signage rights may not be assigned or transferred by Tenant to any other person or entity except that in connection with any assignment of Tenant’s interest under this Lease, which assignment is permitted by Landlord pursuant to the provisions of Article 15 hereof (including without limitation any Affiliated Assignee), Tenant’s Signage may be assigned to the assignee with Landlord’s prior consent, which consent shall not be unreasonably withheld by Landlord so long as the name of the assignee is not an “Objectionable Name,” as that term is defined below. In addition, should the name of the Original Tenant change, Tenant shall be entitled to modify, at Tenant’s sole cost and expense, Tenant’s Signage to reflect Tenant’s new name, but only if Tenant’s new name is not an “Objectionable Name.” The term “Objectionable Name” shall mean any name that (i) relates to an entity that is of a character or reputation, or is associated with a political orientation or faction that is materially inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a building comparable to the Project, taking into consideration the level and visibility of Tenant’s Signage, or (ii) conflicts with any covenants in other leases of space in the Project.
     (b) No Competitor Signs. Landlord shall not, without Tenant’s prior written consent, grant exterior signage at the Project to the following two (2) competitors of Tenant only: Fidelity National (and its similarly named affiliates) and Trulia.com (each, a “Competitor”). Landlord’s agreement pursuant to this Section 33(b) is specifically subject to all existing and subsequently-adopted laws that prohibit or modify such restriction. In addition, the foregoing restrictions shall be of no further force or effect if at any time Tenant has subleased a total of greater than fifty percent (50%) of the rentable square footage of the Premises to other than an Affiliate.

ARTICLE 34
EXISTING COMMUNICATION EQUIPMENT
     Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to repair, replace, remove, operate and maintain the two (2) so-called “satellite dishes” that are currently as of the date of this Lease, located on the roof of the Project and all cable, wiring, conduits and related equipment (“the “Existing Communication Equipment”), for the purpose of receiving and sending radio, television, computer, telephone or other communication signals. Landlord shall have the right to require Tenant to relocate the Existing Communication Equipment at any time during the Term to another location on the roof of the Project reasonably designated by Landlord provided the reception and transmission from the Existing Communication Equipment is not adversely affected by such relocation. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Tenant’s operation of the Existing Communication Equipment shall be governed by the following terms and conditions:
     (a) Tenant’s right to install, replace, repair, remove, operate and maintain the Existing Communication Equipment shall be subject to all governmental laws, rules and regulations and covenants, conditions and restrictions and Landlord makes no representation that such covenants, conditions and restrictions and laws, rules and regulations permit such installation and operation.
     (b) All plans and specifications for any changes to the Existing Communication Equipment shall be subject to Landlord’s reasonable approval.
     (c) All costs of operation and maintenance of the Existing Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Project’s electrical system) shall be borne by Tenant.
     (d) It is expressly understood that Landlord retains the right to use the roof of the Project for any purpose whatsoever provided that Landlord shall not materially interfere with Tenant’s use of the Existing Communication Equipment.
     (e) Tenant shall use the Existing Communication Equipment so as not to cause any interference to other tenants in the Project or with any other tenant’s communication equipment placed on the roof subsequent to the placement of the Existing Communication Equipment and not to damage the Project or interfere with the normal operation of the Project.
     (f) Landlord shall not have any obligations with respect to the Existing Communication Equipment. Landlord makes no representation that the Existing Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of the Project) and Tenant agrees that Landlord shall not be liable to Tenant therefor. Tenant shall not lease or otherwise make the Existing Communication Equipment available to any third party and the Existing Communication Equipment shall be only for Tenant’s use in connection with the conduct of Tenant’s business in the Premises.
     (g) Tenant shall (i) be solely responsible for any damage caused as a result of the Existing Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Existing Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Existing Communication Equipment.
     (h) The Existing Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Existing Communication Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Project upon such removal to the extent required by such work of removal. If Tenant fails to remove the Existing Communication Equipment and repair the Project within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Article 34 shall survive the expiration or earlier termination of this Lease.
     (i) The Existing Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Articles 13 and 14 of this Lease.
     (j) Upon request from Landlord, Tenant agrees to execute a license agreement with Landlord or Landlord’s rooftop management company regarding Tenant’s use and operation of the Existing Communication Equipment, which license agreement shall be in commercially reasonable form and shall incorporate the terms and conditions of this Article 34.
     IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“LANDLORD”	ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

	By:	ARDEN REALTY, INC.,
a Maryland corporation
Its: Sole General Partner

		By:	/s/ Joaquin De Monet

Its: President & CEO

“TENANT”	MOVE SALES, INC., a Delaware corporation
	By:	/s/ Rob Krolik
Title: Chief Financial Officer

	By:	/s/ James S. Caulfield
Title: Executive Vice President and General Counsel

EXHIBIT “A”
PREMISES

Remaining Space
23,786 RSF
23,736.5 USF
August 31, 2009
43,541 RSF
43,449.9 USF
August 31, 2009
STAIRS

Homestore

30700 Russell Ranch Road
Westlake Village, CA 91362

1765_01

NOTE: ALL COLUMN LOCATIONS & SIZES ARE FOR REFERENCE ONLY. FIELD VERIFY FOR ACCURACY.

EXHIBIT “A”

MOVE, INC., 2nd Floor
32,507 RSF
32,438.6 USF
August 31, 2009
STAIRS

Homestore - Second Floor

30700 Russell Ranch Road
Westlake Village, CA 91361
1765_02

This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises.

EXHIBIT “A”

EXHIBIT “B”
RULES AND REGULATIONS
     1. Except as otherwise expressly provided in Article 33 of the Lease, No sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord’s prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.
     2. Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from vendors reasonably approved by Landlord and in compliance with Landlord’s insurance requirements. Except for a reasonable number of soft drink and snack machines for use by Tenant’s employees and any subtenant’s employees, no vending machines or machines of any description shall be installed, maintained or operated upon the Premises without Landlord’s prior written consent.
     3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant’s Premises. Under no circumstances is trash to be stored in the corridors. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project only at times and in the manner designated by Landlord, and always at Tenant’s sole responsibility and risk. All damage done to the Project by moving or maintaining such furniture, freight or articles shall be repaired by Tenant. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas designated for disposal.
     4. Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.
     5. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, ceilings or floor or in any way deface the Premises except to install normal wall hangings, pictures and art work. Tenant shall not place typed, handwritten or computer generated signs in the corridors or any other common areas. Should there be a need for signage additional to the Project standard tenant placard, a written request shall be made to Landlord to obtain approval prior to any installation. All costs for said signage shall be Tenant’s responsibility.
     6. In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord’s consent thereto. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall be promptly removed by Tenant, at Tenant’s cost, upon Landlord’s written notice of such determination and demand for removal thereof.
EXHIBIT “B”

     7. Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.
     8. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.
     9. Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering established by Landlord.
     10. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system. Tenant shall not tamper with or change the setting of any thermostats or control valves. Tenant shall participate in recycling programs undertaken by Landlord as part of Landlord’s sustainability practices including, without limitation, the sorting and separation of its trash and recycling into such categories as required by such sustainability practices.
     11. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.
     12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.
     13. No vehicles or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants, their employees and visitors shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office. No hot plates, toasters, toaster ovens or similar open element cooking apparatus shall be permitted in the Premises.
     14. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Project must be of a quality, type, design and bulb color approved in advance by Landlord.
     15. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord’s locksmith only.
EXHIBIT “B”

     16. Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and legal holidays and may at all times control access to the equipment areas of the Project outside the Premises. Each tenant shall be responsible for all persons for whom it requests after hours access and shall be liable to Landlord for all acts of such persons. Landlord may also establish from time to time reasonable rules for accessing the equipment areas of the Project, including the risers, rooftops and telephone closets.
     17. Any person employed by any tenant to do janitorial work shall, while in the Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord, and the Tenant shall be responsible for all acts of such persons).
     18. All doors opening on to public corridors shall be kept closed, except when being used for ingress and egress. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.
     19. The requirements of tenants will be attended to only upon application to the management office of the Project.
     20. Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.
     21. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.
     22. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord. Tenant shall pay the cost of all electricity used for air-conditioning in the Premises if such electrical consumption exceeds normal office requirements, regardless of whether additional apparatus is installed pursuant to the preceding sentence.
     23. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.
     24. Parking.
               (a) Subject to the terms of Section 11(i) of the Lease, the Project parking facility shall be available twenty-four (24) hours per day seven (7) days per week..
               (b) Automobiles must be parked entirely within the stall lines on the floor.
               (c) All directional signs and arrows must be observed.
               (d) The speed limit shall be 5 miles per hour.
               (e) Parking is prohibited in areas not striped for parking.
               (f) Parking cards or any other device or form of identification supplied by Landlord (or its operator) (if any) shall remain the property of Landlord (or its operator). Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $30.00 for loss of any parking card (if any). There shall be a security deposit of $30.00 due at issuance for each card key issued to Tenant.
               (g) Landlord (and its operator) may refuse to permit any person who repeatedly violates (or violates in a material way) the within rules to park in the Project parking
EXHIBIT “B”

facility, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker’s expense.
           (h) Project parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.
           (i) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.
           (j) Loss or theft of parking identification devices (if any) from automobiles must be reported to the Project parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.
           (k) The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.
           (l) Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices (if any) to any Tenant and/or its employees who repeatedly refuses to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.
           (m) Tenant agrees to acquaint all employees with these Rules and Regulations.
           (n) No vehicle shall be stored in the Project parking facility for a period of more than one (1) week.
      25. The Project is a non-smoking Project. Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project, is prohibited; provided, however, smoking shall be permitted in specifically designated outdoor smoking areas.
      26. Tenant shall not, without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about any of the Premises or Project.
EXHIBIT “B”

EXHIBIT “C”
NOTICE OF TERM DATES
AND TENANT’S PROPORTIONATE SHARE

TO:	DATE:

RE:	Lease dated __________________________________, 20___, between ________________________________________
__________________________________(“Landlord”), and _________________________________________________
_________________________(“Tenant”), concerning Suite ______, located at
_________________________________ ..
Ladies and Gentlemen:
     In accordance with the Lease, Landlord wishes to advise and/or confirm the following:
     1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction.
     2. That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of ____________ for a term of _____________________ ending on  _______________.
     3. That in accordance with the Lease, Basic Rental commenced to accrue on _______________.
     4. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.
     5. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to _______________ at _______________________________________.
     6. The exact number of rentable square feet within the Premises is  ____________ square feet.
     7. Tenant’s Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is  ____________%.
AGREED AND ACCEPTED:
TENANT:

,
a

By:

Its:

EXHIBIT ONLY
***DO NOT SIGN – INITIAL ONLY***
EXHIBIT “C”

EXHIBIT “D”
TENANT WORK LETTER
[MOVE SALES, INC.]
     This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Premises, in sequence, as such issues will arise.
SECTION 1
LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES
     1.1 Base, Shell and Core. Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and (ii) of the floor of the Project on which the Premises is located (collectively, the “Base, Shell and Core”). Tenant has inspected and hereby approves the condition of the Premises and the Base, Shell and Core, and agrees that the Premises and the Base, Shell and Core shall be delivered to Tenant in their current “as-is” condition; provided, however, that Landlord shall be responsible for any modifications to the Base, Shell and Core not in compliance with applicable laws, regulations and codes in effect as of the date of the Lease and/or necessitated as a result of Landlord’s Work below as well as for repair of any latent defects in the Base, Shell and Core. The renovations to the improvements in the Premises shall be designed and constructed pursuant to this Tenant Work Letter.
     1.2 Landlord’s Work. In addition to the Base, Shell and Core, Landlord in accordance with Landlord’s plans and specifications for the same, shall perform the following work (collectively, “Landlord’s Work”) in the Project: (i) modify all relevant mechanical/HVAC and Fire/Life/Safety systems serving the Building as deemed necessary by Landlord to convert the Project from a single-tenant building to a multi-tenant Project (including, the splitting of such mechanical/HVAC and Fire/Life/Safety systems as necessary to separately demise the Premises from the remainder of the Project and the Fire/Life/Safety and Access System work described on Schedule “1” attached hereto and made a part hereof); (ii) in accordance with applicable laws in effect as of the date of the Lease, install a fire exit stairwell to be located near the center atrium of the Project; (iii) inspect the HVAC system serving the Premises for proper working condition and to the extent not already existing as of the date of the Lease, complete the HVAC System related work described on Schedule “1” attached hereto; and (iv) restore the second (2nd) floor portion of the Project located over the lobby atrium of the Project as may be necessary to facilitate the installation of the proposed stairwell described in clause (ii) of this Section 1.2 (the “Atrium Restoration Work”). Landlord’s Work shall be performed in compliance with all applicable laws in effect as of the date of the Lease. The cost of Landlord’s Work shall be borne by Landlord; provided, however, Tenant shall, at its sole cost and expense reimburse Landlord for the costs incurred by Landlord in connection with the design and construction of the Atrium Restoration Work as a charge against the Existing Lease Restoration Deposit as set forth in Section 2(d)(iv) of the Lease. Notwithstanding anything to the contrary herein, the calculation of the costs and expenses incurred by Landlord in connection with the Atrium Restoration Work shall specifically exclude the costs and expenses of installing the stairwell described in clause (ii) of this Section 1.2 and such costs and expenses of installing the stairwell shall be borne by Landlord. Landlord shall competitively bid the construction of the Atrium Restoration Work to at least three (3) contractors. Tenant, in accordance with Landlord’s bidding process, may submit to Landlord the name of one (1) contractor to competitively bid such construction, so long as such contractor satisfies Landlord’s selection criteria and qualifications. The three (3) contractors shall submit their bids on a “sealed bid” basis to Landlord and Tenant at the same time. Landlord and Tenant shall thereafter meet to review said bids and attempt to mutually agree upon the contractor to be selected to perform the Atrium Restoration Work. If Landlord and Tenant fail to agree upon the contractor to be awarded the construction contract within five (5) days following the delivery of the last sealed bid to Landlord and Tenant. The award shall go the contractor whose bid was the lowest (after first adjusting the bids for inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined). Landlord
EXHIBIT “D”

and Tenant agree to use their commercially reasonable efforts to coordinate their respective work in order to avoid conflicts between Landlord’s Work and the Improvements.
SECTION 2
IMPROVEMENTS
     2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of Twenty and No/100 Dollars ($20.00) per rentable square foot of the Premises for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Improvements”). In addition, Landlord shall reimburse Tenant for fees paid to Tenant’s Space Planner, HOK, up to a maximum of 15/100 Dollars ($.15) per rentable square foot of the Premises (the “Preliminary Plan Allowance”), to prepare a preliminary space plan for the Premises (or, at Landlord’s election, Landlord shall pay such amount directly to HOK). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance (plus such Preliminary Plan Allowance). If by December 31, 2010, Tenant has not used the entire amount of the Improvement Allowance for Improvement Allowance Items (as defined below), then the unused portion of the Improvement Allowance (up to a maximum of Fifteen Dollars ($15.00) per rentable square foot of the Premises) shall be applied as a credit against the Monthly Basic Rental immediately next due under this Lease. If Landlord fails or refuses to disburse the Improvement Allowance to Tenant contrary to the provisions of this Lease, then Tenant shall have the right to offset all of the undisbursed portion of the Improvement Allowance against the first payment of monthly Basic Rental thereafter due hereunder.
     2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the reasonable fees incurred by, and the cost of documents and materials supplied by, Landlord’s outside consultants in connection with the review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits and construction supervision fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; and (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”). However, in no event shall more than Five and 00/100 Dollars ($5.00) per rentable square foot of the Improvement Allowance be used for the items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be paid by Tenant. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
          2.2.1 Monthly Disbursements. On or before the first day of each calendar month during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed unconditional mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in
EXHIBIT “D”

Section 3.4 below, or due to any substandard work, or for any other reason for which Landlord is entitled to withhold payment hereunder. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
          2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the curtain wall of the Project, the structure or exterior appearance of the Project, or any other tenant’s use of such other tenant’s leased premises in the Project and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed.
          2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property. If the total estimated cost of Improvement Allowance Items exceeds the Improvement Allowance, Tenant shall be required to first fund such excess prior to the release by Landlord of the Final Retention and Landlord may require reasonable evidence that Tenant has funded such excess prior to Landlord’s disbursement of the Final Retention.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Architect/Construction Drawings. Tenant shall retain HOK or another architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain the engineering consultants designated by Tenant and reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.
     3.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval. Landlord’s failure to object to the Final Space Plan (setting forth in reasonable detail the reasons for such objection) within ten (10) days of receipt thereof shall constitute Landlord’s approval of same.
     3.3 Final Working Drawings. Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to
EXHIBIT “D”

Landlord for Landlord’s approval. Landlord’s failure to object to the Final Working Drawings (setting forth in reasonable detail the reasons for such objection) within fourteen (14) days of receipt thereof shall constitute Landlord’s approval of same.
     3.4 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings ”) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.
SECTION 4
CONSTRUCTION OF THE IMPROVEMENTS
     4.1 Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be one of those named below or another contractor selected by the Tenant and reasonably approved by Landlord. Landlord’s reasonable approval of a proposed Contractor may include, without limitation, Landlord’s assessment of the financial condition of the proposed Contractor. Landlord hereby pre-approves the following contractors: Sierra Pacific Contractors, Corporate Contractors, Inc. and Parker Brown, Inc..
     4.2 Tenant’s Agents. All subcontractors used by the Tenant (such subcontractors and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of the Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any mechanical, electrical, plumbing, life-safety, sprinkler, structural and air-balancing work.
     4.3 Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings. Tenant, the Contractor and all of Tenant’s Agents shall abide by Landlord’s reasonable construction rules and regulations which may include, without limitation, a requirement that any work that Landlord determines may be noisy, may cause vibrations or may otherwise disrupt other occupants of the Project must be performed on an after-hours basis.
     4.4 Indemnification & Insurance.
          4.4.1 Indemnity. Tenant’s indemnity of Landlord as set forth in Article 13 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents.
          4.4.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
          4.4.3 Insurance Requirements.
               4.4.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are
EXHIBIT “D”

required to be carried by Tenant as set forth in Article 14 of this Lease, except that subcontractors may carry only $1,000,000.00 of liability insurance.
               4.4.3.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.
               4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. If the total cost of the Improvement Allowance Items exceeds the Improvement Allowance by more than One Million Dollars ($1,000,000.00), Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.
SECTION 5
MISCELLANEOUS
     5.1 Tenant’s Representative. The Tenant has designated Ken Fanelli (or designated agent) as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
     5.2 Landlord’s Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.
     5.4 Completion of Improvements/Landlord’s Work During the Term/Phases. Tenant hereby agrees and acknowledges that the Improvements in the Premises and/or Landlord’s Work, as the case may be, shall be constructed during the Term of the Lease and that the performance of such work shall not be deemed a constructive eviction nor shall Tenant be entitled to any abatement of rent in connection therewith (except as expressly provided in Section 3(a) of the Lease). In addition, except to the extent provided in Article 13 of this Lease, Landlord shall not be liable for any damage to property or injury to persons in connection with the Improvements constructed by Tenant. In addition, in no event shall Landlord be liable for any damage to Tenant’s business caused by the completion of the Landlord’s Work and/or Improvements. However, Landlord shall promptly commence construction of the Landlord’s Work as soon as is reasonably practicable after the mutual execution and delivery of the Lease and Landlord shall thereafter use its good faith efforts to minimize any interference with Tenant’s business operations in connection with the completion of the Landlord’s Work. In addition, Tenant hereby agrees that Landlord may elect to complete Landlord’s Work in phases.
     5.5 Tenant’s Right to use Existing Ceiling Tiles and Lighting Fixtures. Landlord hereby agrees that in connection with Tenant’s completion of the Improvements, Tenant may use all existing ceiling tiles and lighting fixtures located in the Existing Premises (excluding ceiling tiles and lighting fixtures currently, as of the date of the Lease, located in private offices, conference rooms and kitchens within the Building).
EXHIBIT ONLY
***DO NOT SIGN – INITIAL ONLY***
EXHIBIT “D”

SCHEDULE “1”
Landlord Improvements
I. HVAC
•	Replace the existing Teletrol user interface with Tridium Hardware and software. The new Tridium user interface will control all existing DDC zones and the roof top equipment, and web access for the EMS systems

•	Verify proper operation of DDC zones

•	Modify programming for enhanced operation including the addition of energy saving resets and programming for rooftop equipment

•	Correct ducting that is cross-connected between floors (i.e., 2nd floor unit connected to a 1st floor VAV zone)

•	Air balance zones

•	New after-hours system

•	Verify proper operation of all roof HVAC equipment
II. FIRE, LIFE, SAFETY
•	Replace the existing FLS to a new EST3 system for a complete building change out.
III. ACCESS SYSTEM
•	Install card readers in the entry/front double door and rear double door of the building to include access panel, card readers, HID Proxcard, cabling and all electrical work associated.
SCHEDULE “1”

STANDARD OFFICE LEASE
BY AND BETWEEN
ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership,
AS LANDLORD,
AND
MOVE SALES, INC.,
a Delaware corporation,
AS TENANT
SUITE 1000
Westlake North Business Park

(i)

			Page
(c)		Security	20

ARTICLE	14	INSURANCE	20
(a)		Tenant’s Insurance	20
(b)		Form of Policies	20
(c)		Landlord’s Insurance	21
(d)		Waiver of Subrogation	21
(e)		Compliance with Insurance Requirements	21

ARTICLE	15	ASSIGNMENT AND SUBLETTING	21

ARTICLE	16	DAMAGE OR DESTRUCTION	24

ARTICLE	17	SUBORDINATION	25

ARTICLE	18	EMINENT DOMAIN	26

ARTICLE	19	DEFAULT	26

ARTICLE	20	REMEDIES	27

ARTICLE	21	TRANSFER OF LANDLORD’S INTEREST	28

ARTICLE	22	BROKER	28

ARTICLE	23	PARKING	29

ARTICLE	24	WAIVER	30

ARTICLE	25	ESTOPPEL CERTIFICATE	30

ARTICLE	26	LIABILITY OF LANDLORD	31

ARTICLE	27	INABILITY TO PERFORM	31

ARTICLE	28	HAZARDOUS WASTE	31

ARTICLE	29	SURRENDER OF PREMISES; REMOVAL OF PROPERTY	32

ARTICLE	30	MISCELLANEOUS	33
(a)		SEVERABILITY; ENTIRE AGREEMENT	33
(b)		Attorneys’ Fees; Waiver of Jury Trial	33
(c)		Time of Essence	33
(d)		Headings; Joint and Several	33
(e)		Reserved Area	34
(f)		NO OPTION	34
(g)		Use of Project Name; Improvements	34
(h)		Rules and Regulations	34
(i)		Quiet Possession	34
(j)		Rent	34
(k)		Successors and Assigns	34
(l)		Notices	34
(m)		Standard for Conduct and Consent	34
(n)		Right of Landlord to Perform	35
(o)		Access, Changes in Project, Facilities, Name	35
(p)		Signing Authority	35
(q)		Identification of Tenant	35
(r)		Intentionally Omitted	36
(s)		Survival of Obligations	36
(t)		Confidentiality	36
(u)		Governing Law	36
(v)		Office of Foreign Assets Control	37

(ii)

Exhibit “A”	Premises
Exhibit “B”	Rules and Regulations
Exhibit “C”	Notice of Term Dates and Tenant’s Proportionate Share
Exhibit “D”	Tenant Work Letter

(iii)

INDEX

Page(s)
Abatement Event	17
Abatement Notice	17
Additional Monthly Rent Tail Period	9
Additional Rent	4
Affiliate	23
Affiliated Assignee	23
Alterations	13
Applicable Reassessment	5
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Atrium Restoration Work	Exhibit D
Base Year	1
Base, Shell and Core	Exhibit D
Basic Rental	1
Broker Refusal Notice	29
Brokers	2
Building	1
Claims	19
Code	Exhibit D
Commencement Date	1
Comparison Area	38
Competitor	41
Construction Drawings	Exhibit D
Contractor	Exhibit D
Control	23
Damage Repair Estimate	24
Direct Costs	4
Dispute Notice	9
Economic Terms	39
Eligibility Period	18
Engineers	Exhibit D
Estimate	8
Estimate Statement	8
Estimated Excess	8
Event of Default	26
Excess	8
Excess Passes	29
Existing Communication Equipment	42
Existing Lease	2
Existing Lease Restoration Deposit	3
Existing Letter of Credit	2
Existing Premises	2
Expiration Date	1
Exterior Signage	40
Final Retention	Exhibit C
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
First Offer Notice	39
First Offer Space	39
Force Majeure	31
Hazardous Material	31
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Improvements	2
Interest Notice	38
Interest Rate	28
Landlord	1
Landlord Parties	18

(iv)

Page(s)
Landlord’s Work	Exhibit D
Laws	32
Lease	1
Lease Year	1
Market Rent	37
Minor Alterations	13
Objectionable Name	41
Operating Costs	5
Option Rent	37
Option Rent Notice	38
Option Term	37
Options	37
Original Tenant	37
Outside Agreement Date	38
Parking Passes	2
Partnership Tenant	36
Permits	Exhibit D
Permitted Use	1
Preliminary Plan Allowance	Exhibit D
Premises	1
Project	1
Proposition 13 Protection Amount	4
Proposition 13 Purchase Price	5
Real Property	4
Reassessment	4
Recognition Agreement	23
Reduction Date	10
Reduction Space	2
Review Notice	8
Review Period	8
Rules and Regulations	34
Second Chance Notice	40
Security Deposit	1
Signage Specifications	40
SNDA	25
Square Footage	1
Statement	8
Superior Lease	39
Superior Rights	39
Tax Costs	4
Tax Increase	4
Tenant	1
Tenant Improvements	12
Tenant Parties	19
Tenant’s Acceptance	38
Tenant’s Agents	Exhibit C
Tenant’s Occupants	23
Tenant’s Outside Exercise Date	39
Tenant’s Proportionate Share	1
Term	1
Transfer	22
Transfer Premium	22
Transfer Request	22
Transferee	22

(v)